THE DEWOLFE COMPANIES, INC.

EXHIBIT 22

May 22, 2002

Robert McCauley

The DeWolfe Companies, Inc.

80 Hayden Avenue

Lexington, MA  02421

Certificate of Tabulation

Dear Bob:

In connection with the Annual Meeting of The DeWolfe Companies, Inc. held on May 21, 2002 we tabulated proxies representing 3,430,168 votes, or 94.6% of the outstanding vote as follows:

PROPOSAL I                       Election of Directors

	Total Vote For Each Director	Total Vote Withheld From Each Director
Richard B. DeWolfe	3,384,458	45,710
A. Clinton Allen	3,405,164	25,004
Paul R. Del Rossi	3,405,164	25,004
R. Robert Popeo	3,405,014	25,154
Robert N. Sibcy	3,405,164	25,004

PROPOSAL II     *To approve an amendment to the Company’s Restated Articles of Organization.

For	Against	Abstain
3,336,406	93,100	662

PROPOSAL III    *To approve an amendment to the Company’s 1998 Stock Option Plan.

For	Against	Abstain	Non Vote
2,937,668	213,154	643	278,703

PROPOSAL IV    To ratify the selection of Ernst & Young LLP as the Company’s Independent Auditors.

For	Against	Abstain
3,424,922	4,901	346

Sincerely,

Therese Collins

Senior Account Manager

Authorized Signatory

EQUISERVE

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